UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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LESAKA TECHNOLOGIES, INC.

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The following communication was shared with employees of Lesaka Technologies, Inc., including a transcript of an embedded video:

Dear Colleagues

I have some very exciting news to share with you all today…

Lesaka News: Adumo acquisition agreement complete!

Yesterday we signed an agreement to acquire 100% of Adumo, the largest independent payments and merchant acquiring platform in Southern Africa.

You can read more about Adumo here: https://www.adumo.com/

This is a big step for Lesaka, as we continue our role as a consolidator in the Southern African fintech space and pursue our vision of being the leading Southern African Fintech.Please take a look at the short video interview we've put together to unpack this acquisition. This is a transformative acquisition for us, please watch the clip so you have a good understanding of Adumo and what this exciting step forward means for us.

[EMBEDDED VIDEO; SEE TRANSCRIPT BELOW]

Why Adumo? Where to from here…

Adumo is a perfect fit for Lesaka. They have a very strong offering in areas where we currently lack scale, particularly in the mid-to-large corporate payments and acquiring space.

Adumo also has a market leading position in the hospitality industry with their GAAP solution and brings along 245 000 active consumer clients through their corporate card services business. The combined business will have 119 000 merchant customers, serve 1.7 million consumer customers, and have an employee base of over 3 300 people across five countries, including South Africa, Namibia, Botswana, Zambia and Kenya.

This is an exciting growth story for both businesses, with a significantly enhanced value proposition for all our customers. This opens up many cross-sell opportunities, which I talk about in the video.

Along with welcoming over 900 employees into our kraal, we are also honoured to have highly respected new shareholders in Lesaka. The owners of Adumo are aligned to our strategy and growth story and have accepted Lesaka shares as part of the transaction. We look forward to working with them as we continue to grow.

There is no immediate impact of the acquisition, as the transaction must be approved by the Competition Commission, which we hope will be completed by August.

I look forward to extending a very warm welcome to all our new Adumo colleagues, including CEO Paul Kent, who will join our Group Executive leadership team.

This is indeed an exciting day for Lesaka!

#WeAreLesaka

Lincoln

Embedded Video Transcript:

Bronwyn: With me, now is the CEO of Lesaka Southern Africa, Lincoln Mali, and there's big news from the Lesaka fold. I want you to give me the lowdown as it lies right now.

Lincoln: Sure Bronwyn. This is a huge milestone for us. A big day for the Lesaka family. We have just signed an agreement to acquire 100% of Adumo, which is the leading independent, card and payments provider in southern Africa. So we now growing as a family as a Lesaka family. So the Adumo family will join our kraal, and we become a bigger organisation. So really excited.

Bronwyn: And Lincoln, this comes on the back of the Connect acquisition, then the Touchsides acquisition, which was announced recently now Adumo. Is this a trend that we're going to see more of going forward?

Lincoln: Yeah, Bronwyn, I think we've said before that we've got two engines of growth. One is organic growth, the businesses that we have, make sure that they perform, and then inorganic growth, where we can acquire talent, solutions, technology, and scale, and Adumo gives us that. We are acquiring wonderfully talented executive team, we are acquiring good tech and big scale. And that will add to our solution set. So I think that, you know, it adds to us being the top financial services organisation in FinTech.

Bronwyn: Lincoln, this is very much in line with your stated disciplined acquisition strategy.

Lincoln: Yeah, we have a very robust Capcom. It's remained consistent since 2021. And they're really focused on making sure that we make disciplined acquisitions that are accretive, immediately, that a scale to our business and most solution set. So it's not just us buying anything, these acquisitions should make sense. And I think for us at Adumo acquisition makes a lot of sense. The tech they have the customer base, they have the solution set they have matches a lot with what we have and creates a bigger scale with lots of solution set for us as a combined Lesaka team.

Bronwyn: It also introduces respected shareholders into the Lesaka shareholder register

Lincoln: Interestingly, you know, when you think about our journey, over the last three years, to get an organisation like APIS and all of this like ARC, to buy into the Lesaka story is humbling. But it also sets a standard for us to be able to make sure that we can give a return to those shareholders. And so for us, it's heartening to see that those new shareholders are joining us. And they're putting the standard of what we need to do going forward.

Bronwyn: How's that integration going to work on the ground and the timing thereof?

Lincoln: I think that this will be obviously subject to regulatory approval. So will we wait for those approvals? We suspect that all of this might be done by August of this year? But for us, it's about people. It's how do we put people together? When you think back, it's been only two years, that we've been together with the Connect group, but it feels like we've been together forever. So it's how do we embrace our colleagues. And for me, it's particularly so interesting to have that Adumo team join us. There Adumo family join the Lesaka family. And we have Paul Kent, was the CEO of a Duma, join our leadership team. And, you know, I'm looking forward to welcome Paul and his team as to be part of that. And then how do we work together, respecting one another, giving each other space and also allowing each other's expertise to come to the fore.

Bronwyn: Lincoln, if you look at Lesaka to this point, you've had the merchant proposition and you've had the consumer proposition? How does the Adumo proposition enhance your merchant opportunity and your consumer opportunity?

Lincoln: This is amazing. It does both. On the consumer side, we will now be a business that has got about 1.7 million active consumers, which is the combination of what we have in Adumo and what we have on the consumer side, on the Lesaka side. And then on the merchant side, we will now have about 117,000 merchants, ranging from the micro merchants to the midsize merchants to large mid and corporates, and that's the full spectrum and we will be offering both cash, credit, we'll be offering VAS and we'll be offering you know all of the solutions like you know data and analytics. And we'll be offering SaaS as well. So that full solution spectrum is what we'll be having.

Bronwyn: One of the tougher questions is, of course, will there be job losses?

Lincoln: I think that this acquisition is not based on cost synergies, is really based on revenue synergies that we see. What are some of those synergies? One, we think that there's an opportunity for that as into the GAAP space, we also think that there are opportunities for credit into the full Adumo space, there's an opportunity for cash solutions into the Adumo space. And there are opportunities for supplier payments into the GAAP space. There's also opportunities for us to look at switching costs to say how can we have a synergy where you can bring the cost of switching between the two businesses with what we have. So it's not a focus on reducing the number of people or cutting jobs. This is about growth.

Bronwyn: You talk about growth, you talk about scale, the vision five years out for Lesaka.

Lincoln: We would like to be the leading FinTech on the continent, We dare to believe that we could bring solutions throughout the continent. At the moment with this acquisition, we will be on the ground in South Africa, in Namibia, in Zambia, and Botswana, and in Kenya, but we dare to dream that in five years, we'll be in more countries. With this acquisition, there'll be 3300 of us is the new Lesaka, we dare to dream that that number will grow as we grow the number of customers and offer them more and more and better solutions.

Bronwyn: At this stage, what is your overriding message to your teams.

Lincoln: If you've watched the Springboks win the World Cup, then you will know that team unity, focusing on the goal, and everybody doing their part is the key message. And so for the existing team in Lesaka, we should go out of our way to welcome our colleagues from Adumo, make them to be part of our team so that we can win together. And to Paul in his team, you have our full support, and we'll welcome you and you'll be part of the Lesaka family. That's something that we want to do throughout as we grow, we must always make sure that people keep their identities, but we're always focused on the big prize of growing this business and giving return to our shareholders.

Bronwyn: Well, Lincoln, we know that Lesaka is certainly well on its way to becoming the leading FinTech in Southern Africa. Exciting times ahead. I've been chatting to Lincoln Mali, the CEO of Lesaka, Southern Africa.

FORWARD LOOKING STATEMENTS

Cautionary Statement Regarding Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of the Company and can be identified by the use of words such as "may," "will," "should," "would," "will be," "will continue," "will likely result," "believe," "project," "expect," "anticipate," "intend," "estimate" and other comparable terms. These forward-looking statements include statements about future financial and operating results; benefits of the transaction to shareholders, employees and other stakeholders; potential synergies; the ability of the combined company to drive growth and expand customer relationships; the financing of the transaction and other statements regarding the transaction. Lesaka's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those expected, including but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the sale and purchase agreement relating to the proposed acquisition; (2) the ability to satisfy all conditions to completion of the proposed acquisition, including obtaining regulatory and shareholder approvals; (3) unexpected costs, charges or expenses resulting from the transaction; (4) the disruption of management's attention from our ongoing business operations due to the proposed acquisition; (5) changes in the financial condition of the markets that the Adumo serves; (6) risks associated with the Adumo's product and service offerings or its results of operation, lower than expected growth in Adumo's transactions processed; (7) the challenges, risks and costs involved with integrating the operations of Adumo with Lesaka; and (8) Lesaka's ability to realize the anticipated benefits of the proposed acquisition.

These forward-looking statements are also subject to other risks and uncertainties, including those more fully described in Lesaka's filings with the Securities and Exchange Commission. Lesaka undertakes no obligation to revise any of these statements to reflect future events.

Additional Information and Where to Find It

In connection with the proposed acquisition, the Company intends to file relevant materials with the United States Securities and Exchange Commission (the "SEC"), including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed acquisition. The proxy statement, any other relevant documents, and all other materials filed with the SEC concerning the Company are (or, when filed, will be) available free of charge at the SEC's website at www.sec.gov and at the Investor Relations page on the Company's corporate website at www.lesakatech.com. Stockholders should read carefully the proxy statement and any other relevant documents that the Company files with the SEC when they become available before making any voting decision because they will contain important information about the acquisition.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed acquisition. Information regarding the interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of the Company is included in the Company's proxy statement for its 2023 Annual Meeting, which was filed with the SEC on September 29, 2023, and is supplemented by other public filings made, and to be made, with the SEC by the Company. These documents are available free of charge at the SEC's website at www.sec.gov and at the Investor Relations page on the Company's corporate website at www.lesakatech.com.